Exhibit 99.1

INVESTOR CONTACT: Wendy Wilson Investor Relations +1 281-974-0155
Orion Engineered Carbons S.A. Announces
Third Quarter Financial Results

Houston, TX - November 5, 2020 - Orion Engineered Carbons S.A. (NYSE: OEC), a global supplier of specialty and high-performance carbon black, today announced financial results for the third quarter ended September 30, 2020.
Third Quarter 2020 Highlights
•Continued focus on protecting employees, maintaining agile production and managing costs.
•Benefited from a pronounced sequential demand surge.
•Net sales of $282.0 million compared to $370.2 million in the third quarter of 2019 reflecting the impact of passing through lower feedstock costs and of the COVID-19 induced global economic downturn.
•Net income of $9.0 million and basic EPS of $0.15 compared to net income of $24.3 million and $0.40 in the third quarter of 2019.
•Adjusted EBITDA1 of $55.0 million compared to $68.1 million in the third quarter of 2019.
•Adjusted Net Income1 of $20.6 million and Adjusted EPS1 of $0.34 compared to Adjusted Net Income of $31.1 million and Adjusted EPS of $0.52 in the third quarter of 2019.
1 See below for a reconciliation of non-GAAP financial measures to the most directly comparable U.S. GAAP measures
“Our business and financial results made a sharp recovery from the historic low volumes in the prior quarter and demonstrate the resilience of our business. I commend the Orion team on managing the recent surge in demand while maintaining a safe working environment amid the ongoing global pandemic. Our rubber business recovered to 91 percent of prior year levels, with improved pricing. Our specialty business achieved a remarkable rebound in the quarter with volume level tracking at 97 percent of prior year levels, with positive pricing being offset by mix,” said Corning Painter, Chief Executive Officer.

Mr. Painter continued, “This quarter we celebrated 125 years of innovation at our facility in Cologne, which is the largest specialty carbon black plant in the world. While the current economic downturn is our first opportunity since going public to demonstrate our resiliency, this plant has been through much more challenging situations over the years and is another indication of the durability of our business. As demand continues to recover, we will continue to focus on increasing shareholder value by serving our customers, increasing efficiency, advancing our sustainability goals, supporting the communities we serve and positioning the company to emerge stronger from the current downturn.”

Third Quarter 2020 Overview

ORION ENGINEERED CARBONS
(In millions, except per share data or stated otherwise)	Q3 2020	Q3 2019	Y/Y Change in %
Volume (kmt)	237.0	256.4	(7.6)%
Net sales	282.0	370.2	(23.8)%
Income from operations (EBIT)	24.1	38.4	(37.1)%
Net income	9.0	24.3	(62.9)%
Contribution Margin	118.2	135.4	(12.7)%
Contribution Margin per metric ton	498.6	527.9	(5.6)%
Adjusted EBITDA	55.0	68.1	(19.2)%
Basic EPS (1)	0.15	0.40	(0.25)
Adjusted EPS (2)	0.34	0.52	(0.18)
Notes:
(1)Basic EPS calculated using net income and weighted number of shares outstanding in the respective quarter.
(2)Adjusted EPS is calculated by dividing Adjusted Net Income by the weighted average number of shares outstanding in the respective quarter. Adjusted Net income excludes certain non-cash items such as foreign exchange rate impacts and long term incentive plan expenses, and non-recurring items which we do not believe are indicative of our core operating performance such as restructuring and EPA-related expenses. The reconciliation of Adjusted EPS is provided in the Reconciliation of Non-GAAP Financial Measures of the Press Release.

Volumes declined by 7.6% year over year, with lower demand in both segments and in all regions, primarily driven by the global economic downturn, and rose 51.0% sequentially, as end markets partially recovered.

Net sales declined by $88.2 million, or 23.8%, year over year, to $282.0 million, driven primarily by the effects of passing on lower feedstock costs to customers and, to a lesser extent, lower volumes.

Income from operations was $24.1 million compared to income from operations of $38.4 million in the third quarter of 2019, primarily driven by lower end market demand due to the global economic downturn.

Lower volume drove a decline in net income to $9.0 million, compared to net income of $24.3 million in the third quarter of the prior year.

Contribution Margin declined by $17.2 million, or 12.7%, to $118.2 million, year over year, primarily driven by less volume, unfavorable mix and the effects of passing through lower feedstock costs, partially offset by base price increases.

Adjusted EBITDA declined by $13.1 million, or 19.2%, to $55.0 million, year over year, primarily due to lower volume and less favorable mix, partially offset by base price increases primarily in the Rubber segment.

Quarterly Business Segment Results

SPECIALTY CARBON BLACK
(In millions, unless stated otherwise)	Q3 2020	Q3 2019	Y/Y Change in %
Volume (kmt)	58.8	60.4	(2.6)%
Net sales	103.6	122.8	(15.6)%
Gross profit	37.1	41.4	(10.3)%
Gross Profit per Metric Ton	631.6	685.4	(7.8)%
Adjusted EBITDA	26.5	30.0	(11.6)%
Adjusted EBITDA/metric ton	450.5	496.3	(9.2)%
Adjusted EBITDA Margin (%)	25.5	24.4	110bps

Specialty Carbon Black volumes declined by 2.6%, year over year, primarily in North America and EMEA, and rose 18.8%, sequentially, as end markets partially recovered.

The pass through of lower feedstock costs and lower volumes drove net sales down by $19.2 million, or 15.6%, to $103.6 million, and gross profit down by $4.2 million, or 10.3%, to $37.1 million, year over year.
Specialty Adjusted EBITDA declined by $3.5 million, or 11.6%, to $26.5 million, year over year, primarily due to lower volumes and overhead absorption, partially offset by foreign currency translation. Adjusted EBITDA margin rose 110 basis points to 25.5% compared to 24.4% in the third quarter of 2019.

RUBBER CARBON BLACK
(In millions, unless stated otherwise)	Q3 2020	Q3 2019	Y/Y Change in %
Volume (kmt)	178.2	196.0	(9.1)%
Net sales	178.4	247.4	(27.9)%
Gross profit	42.1	57.3	(26.7)%
Gross Profit per Metric Ton	236.0	292.5	(19.3)%
Adjusted EBITDA	28.5	38.1	(25.1)%
Adjusted EBITDA/metric ton	160.0	194.3	(17.7)%
Adjusted EBITDA Margin (%)	16.0	15.4	60bps

Rubber Carbon Black volumes declined by 9.1%, year over year. Volumes were down in all regions, primarily driven by the COVID-19 induced global economic downturn which impacted demand from tire customers. The year over year volume decline also partially reflected the impact of our commercial strategy during 2019 contract negotiations which emphasized raising price over volume. Volume rose 65.9% sequentially, reflecting partial end market recovery.
Net sales declined by $69.0 million, or 27.9%, to $178.4 million, year over year, primarily driven by the pass through of lower feedstock costs to customers and, to a lesser extent, the broad-based volume slowdown across all regions and markets, partially offset by base price increases.

Gross profit declined by $15.3 million, or 26.7%, to $42.1 million, year over year, driven by lower volumes and the impact of passing through lower feedstock costs, partially offset by base price increases.

Rubber Adjusted EBITDA declined by $9.6 million, or 25.1%, to $28.5 million, year over year, primarily driven by lower volume, the impact of passing through lower feedstock costs and unfavorable mix, partially offset by price increases. Adjusted EBITDA margin was 16.0% in the third quarter of 2020 compared to 15.4% in the third quarter of 2019.
Balance Sheet and Cash Flows
As of September 30, 2020, the Company had cash and cash equivalents of $97.5 million, an increase of $33.8 million from December 31, 2019, primarily reflecting strategic draws on select credit facilities to bolster liquidity. Net debt increased from $609.1 million as of December 31, 2019 to $671.3 million as of September 30, 2020.
The following table shows our current net debt position as of September 30, 2020 compared to December 31, 2019:

(In millions)	September 30, 2020	December 31, 2019

Term loans	$643.9	$635.0
Capitalized transaction costs (long-term)	(3.9)	(4.7)
Long-term financial debt, net	$640.0	$630.3
Term loans (current)	$8.3	$8.1
Capitalized transaction costs (current)	(1.4)	(1.4)
Short term local bank loans	116.7	29.8
Short-term financial debt, net	$123.5	$36.4
Cash and cash equivalents	$(97.5)	$(63.7)
add-back capitalized transaction costs (long-term and current)	$5.3	$6.1
Net Debt 1)	$671.3	$609.1
1) Long-term financial debt, net plus short-term financial debt, net less cash and cash equivalents and add back of capitalized transaction costs. Capitalized transaction costs as well as non-current debt from financial derivatives and other non-current liabilities are disregarded in computing net indebtedness under our lending agreements.

Cash Flow
Cash inflows from operating activities amounted to $1.7 million, down $66.8 million year over year, primarily driven by a combination of lower net income and higher working capital.
Cash outflows from investing activities were $30.9 million, down $3.5 million, year over year, primarily driven by the timing of EPA-related capital expenditures.
Cash outflows from financing activities of $20.9 million declined $8.6 million, year over year, largely reflecting lower repayments of borrowings under select credit lines and the suspension of our dividend earlier in the year.

Outlook
“While we can't predict the course or duration of the global pandemic and a meaningful decline in economic activity would curtail our guidance, we project fourth quarter Adjusted EBITDA in the range of $44 million to $54 million, reflecting a continuation of recent trends, despite typical end of year seasonality dynamics. Overall, the third quarter demand surge and current fourth quarter order book patterns are encouraging and confirm that, if the global economy recovers, our businesses should participate and reflect substantial operating leverage. In this uncertain environment, our focus will remain on safety, protecting our employees, staying agile to serve our customers and continuing to position the company to deliver long term value to our shareholders," Mr. Painter concluded.
Conference Call
As previously announced, Orion will hold a conference call tomorrow, Friday, November 6, 2020, at 8:30 a.m. (EST). The dial-in details for the live conference call are as follow:

U.S. Toll Free:	1-877-407-4018
International:	1-201-689-8471
A replay of the conference call may be accessed by phone at the following numbers through November 13, 2020:

U.S. Toll Free:	1-844-512-2921
International:	1-412-317-6671
Conference ID:	13711354
Additionally, an archived webcast of the conference call will be available on the Investor Relations section of the Company’s website at: www.orioncarbons.com.
To learn more about Orion, visit the Company’s website at www.orioncarbons.com, where we regularly post information including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, SEC filings and other information regarding our company, its businesses and the markets it serves.
About Orion Engineered Carbons
Orion is a worldwide supplier of carbon black. We produce a broad range of carbon blacks that include high-performance specialty gas blacks, acetylene blacks, furnace blacks, lamp blacks, thermal blacks and other carbon blacks that tint, colorize and enhance the performance of polymers, plastics, paints and coatings, inks and toners, textile fibers, adhesives and sealants, tires, and mechanical rubber goods such as automotive belts and hoses. Orion operates 14 global production sites and has approximately 1,425 employees worldwide. For more information, please visit our website www.orioncarbons.com.
Forward Looking Statements
This document contains and refers to certain forward-looking statements with respect to our financial condition, results of operations and business, including those in the “Outlook” and “Quarterly Business Segment Results” sections above. These statements constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are statements of future expectations that are based on management’s current expectations and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in these statements. Forward-looking statements include, among others, statements concerning the potential exposure to market risks, statements expressing management’s expectations, beliefs, estimates, forecasts, projections and assumptions and statements that are not limited to statements of historical or present facts or conditions. You should not place undue reliance on forward looking statements. Forward-looking statements are typically identified by words such as “anticipate,” "assume," “assure,” “believe,” “confident,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “objectives,” “outlook,” “probably,” “project,” “will,” “seek,” “target” “to be,” and other words of similar meaning.

These forward-looking statements include, without limitation, statements about the following matters: • our strategies for (i) mitigating the impacts of the global outbreak of the coronavirus, (ii) strengthening our position in specialty carbon blacks and rubber carbon blacks, (iii) increasing our rubber carbon black margins and (iv) strengthening the competitiveness of our operations; • the ability to pay dividends at historical dividend levels or at all; • cash flow projections; • the installation of pollution control technology in our U.S. manufacturing facilities pursuant to the EPA consent decree; • the outcome of any in-progress, pending or possible litigation or regulatory proceedings; and • our expectation that the markets we serve will continue to grow.

All these forward-looking statements are based on estimates and assumptions that, although believed to be reasonable, are inherently uncertain. Therefore, undue reliance should not be placed upon any forward-looking statements. There are important factors that could cause actual results to differ materially from those contemplated by such forward-looking statements. These factors include, among others: • the effects of the COVID-19 pandemic on our business and results of operations; • negative or uncertain worldwide economic conditions;• volatility and cyclicality in the industries in which we operate; • operational risks inherent in chemicals manufacturing, including disruptions as a result of severe weather conditions and natural disasters; • our dependence on major customers and suppliers; • our ability to compete in the industries and markets in which we operate; • our ability to address changes in the nature of future transportation and mobility concepts which may impact our customers and our business; • our ability to develop new products and technologies successfully and the availability of substitutes for our products; • our ability to implement our business strategies; • volatility in the costs and availability of raw materials (including but not limited to any and all effects from restrictions imposed by the MARPOL convention and respective International Maritime Organization (IMO) regulations in particular to reduce sulfur oxides (SOx) emissions from ships) and energy; • our ability to respond to changes in feedstock prices and quality; • our ability to realize benefits from investments, joint ventures, acquisitions or alliances; • our ability to realize benefits from planned plant capacity expansions and site development projects and the potential delays to such expansions and projects; • information technology systems failures, network disruptions and breaches of data security; • our relationships with our workforce, including negotiations with labor unions, strikes and work stoppages; • our ability to recruit or retain key management and personnel; • our exposure to political or country risks inherent in doing business in some countries; • geopolitical events in the European Union, and in particular the ultimate future relations between the European Union and the United Kingdom resulting from the “Brexit” which may impact the Euro; • environmental, health and safety regulations, including nanomaterial and greenhouse gas emissions regulations, and the related costs of maintaining compliance and addressing liabilities; • possible future investigations and enforcement actions by governmental or supranational agencies; • our operations as a company in the chemical sector, including the related risks of leaks, fires and toxic releases; • market and regulatory changes that may affect our ability to sell or otherwise benefit from co-generated energy; • litigation or legal proceedings, including product liability and environmental claims; • our ability to protect our intellectual property rights and know-how; • our ability to generate the funds required to service our debt and finance our operations; • fluctuations in foreign currency exchange and interest rates; • the availability and efficiency of hedging; • changes in international and local economic conditions, including with regard to the Euro, dislocations in credit and capital markets and inflation or deflation; • potential impairments or write-offs of certain assets; • required increases in our pension fund contributions; • the adequacy of our insurance coverage; • changes in our jurisdictional earnings mix or in the tax laws or accepted interpretations of tax laws in those jurisdictions; • our indemnities to and from Evonik; • challenges to our decisions and assumptions in assessing and complying with our tax obligations; and • potential difficulty in obtaining or enforcing judgments or bringing actions against us in the United States.

You should not place undue reliance on forward-looking statements. We present certain financial measures that are not prepared in accordance with U.S. GAAP or the accounting standards of any other jurisdiction and may not be comparable to other similarly titled measures of other companies. These non-U.S. GAAP measures are Contribution Margin, Contribution Margin per Metric Ton, Adjusted EBITDA, Adjusted EPS, Net Working Capital and Capital Expenditures. Adjusted EBITDA, Adjusted EPS, Contribution Margins and Net Working Capital are not measures of performance under U.S. GAAP and should not be considered in isolation or construed as substitutes for net sales, consolidated profit (loss) for the period, operating result (EBIT), gross profit or other U.S. GAAP measures as an indicator of our operations in accordance with U.S. GAAP. For a reconciliation of these non-U.S. GAAP financial measures to the most directly comparable U.S. GAAP measures, see Appendix.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include those factors detailed under the captions “Note Regarding Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and in Note R. to our audited consolidated financial statements regarding contingent liabilities, including litigation. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement - including those in the “2020 Outlook” and “Quarterly Business

Segment Results” sections above - as a result of new information, future events or other information, other than as required by applicable law.

Reconciliation of Non-GAAP Financial Measures
In this release we refer to Adjusted EBITDA, Contribution Margin, Adjusted Net Income/(Loss) and Adjusted EPS, which are financial measures that have not been prepared in accordance with U.S. GAAP or the accounting standards of any other jurisdiction and may not be comparable to other similarly titled measures of other companies. We refer to these measures as “non-GAAP” financial measures. Adjusted EBITDA is defined as operating result (EBIT) before depreciation and amortization, adjusted for acquisition related expenses, restructuring expenses, consulting fees related to group strategy, share of profit or loss of joint venture and certain other items. Adjusted EBITDA is used by our management to evaluate our operating performance and make decisions regarding allocation of capital because it excludes the effects of certain items that have less bearing on the performance of our underlying core business. Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under U.S. GAAP. Some of these limitations are: (a) although Adjusted EBITDA excludes the impact of depreciation and amortization, the assets being depreciated and amortized may have to be replaced in the future and thus the cost of replacing assets or acquiring new assets, which will affect our operating results over time, is not reflected; (b) Adjusted EBITDA does not reflect interest or certain other costs that we will continue to incur over time and will adversely affect our profit or loss, which is the ultimate measure of our financial performance and (c) other companies, including companies in our industry, may calculate Adjusted EBITDA or similarly titled measures differently. Because of these and other limitations, you should consider Adjusted EBITDA alongside our other U.S. GAAP-based financial performance measures, such as consolidated profit or loss for the period.
Contribution Margin is calculated by subtracting variable costs (such as raw materials, packaging, utilities and distribution costs) from our net sales. We believe that Contribution Margin and Contribution Margin per Metric Ton are useful because we see these measures as indicating the portion of net sales that is not consumed by such variable costs and therefore contributes to the coverage of all other costs and profits.
Adjusted Net Income/(Loss) is defined as profit or loss for the period adjusted for acquisition related expenses, restructuring expenses, consulting fees related to group strategy, certain other items (such as amortization expenses related to intangible assets acquired from our predecessor and foreign currency revaluation impacts) and assumed taxes and Adjusted EPS is defined as Adjusted Net Income divided by the weighted number of shares outstanding. Adjusted Net Income/(Loss) and Adjusted EPS provide guidance with respect to our underlying business performance without regard to the effects of (a) foreign currency fluctuations, (b) the amortization of intangible assets which other companies may record as goodwill having an indefinite lifetime and thus no amortization and (c) our start-up and initial public offering costs. Other companies may use a similarly titled financial measure that is calculated differently from the way we calculate Adjusted Net Income/(Loss) and Adjusted EPS.
We define Net Working Capital as the total of inventories and current trade receivables, less trade payables. Net Working Capital is as well a non-GAAP financial measure, and other companies may use a similarly titled financial measure that is calculated differently from the way we calculate Net Working Capital.
We have not provided a reconciliation of forward-looking Adjusted EBITDA to the most comparable GAAP measure of net income. Providing net income guidance is potentially misleading and not practical given the difficulty of projecting event-driven transactions and other non-core operating items that are included in net income. Reconciliations of this non-GAAP measure with the most comparable GAAP measure for historic periods are indicative of the reconciliation that will be presented upon completion of the periods covered by the non-GAAP guidance.

The following tables present a reconciliation of each of Adjusted EBITDA and Adjusted EPS to the most directly comparable GAAP measure:

Reconciliation of profit or (loss)	Third Quarter		Nine Months
(In thousands)	2020	2019	2020	2019

Net income	$8,997	$24,253	$9,250	$67,955
Add back income tax expense	2,250	7,767	4,006	26,515
Add back equity in earnings of affiliated companies, net of tax	(141)	(134)	(426)	(424)
Income from operations before income taxes and equity in earnings of affiliated companies	11,106	31,886	12,830	94,046
Add back interest and other financial expense, net	10,769	6,500	28,657	20,509
Reclassification of actuarial losses from AOCI	2,272	—	7,325	—
Earnings before income taxes and finance income/costs	24,147	38,386	48,811	114,555
Add back depreciation, amortization and impairment of intangible assets and property, plant and equipment	23,999	21,991	69,721	71,490
EBITDA	48,147	60,377	118,532	186,045
Equity in earnings of affiliated companies, net of tax	141	134	426	424
Restructuring expenses (1)	—	2,710	—	3,833
Consulting fees related to Company strategy (2)	—	(674)	—	831
Long term incentive plan	1,182	2,025	1,242	7,137
EPA-related expenses	1,487	1,549	5,053	2,957
Extraordinary expense items related to COVID-19 (3)	822	—	3,548	—
Other adjustments (4)	3,222	1,933	5,283	2,922
Adjusted EBITDA	$55,002	$68,054	$134,084	$204,149
(1) Restructuring expenses for the three and nine months ended September 30, 2019 are related to the strategic realignment of our global Rubber manufacturing footprint.
(2) Consulting fees related to the Orion strategy include external consulting for establishing and executing Company strategies relating to realigning the manufacturing footprint of our Rubber business, the conversion of our financial statements to U.S. dollar and U.S. GAAP, and costs related to assessing feasibility for inclusion in certain U.S. indices.

(3) Extraordinary expense items related to COVID-19 are costs incurred to address impacts associated with the global coronavirus pandemic. These items include select production costs, expenses related to providing personal protection equipment and costs related to protective measures carried out at our facilities to ensure the safety of our employees, among other expenditures.
(4) Other adjustments in the three and nine months ended September 30, 2020 mainly relate to legal fees associated with a dispute concerning intellectual property of $1.0 million and $1.9 million, respectively; severance costs of $1.8 million and $1.7 million, respectively; and hurricane related costs of $0.8 million and $0.8 million, respectively. These costs were offset by a non-income tax expense related settlement in the amount of $1.7 million.

The following table reconciles Contribution Margin and Contribution Margin per Metric Ton to gross profit:

	Third Quarter		Nine Months
(In millions, unless otherwise indicated)	2020	2019	2020	2019

Net sales(1)	$282.0	$370.2	$820.7	$1,153.9
Variable costs(2)	(163.8)	(234.8)	(496.4)	(738.8)
Contribution Margin	118.2	135.4	324.3	415.1
Freight	17.9	19.6	48.7	61.0
Fixed Costs(3)	(56.9)	(56.3)	(169.8)	(175.4)
Gross profit (1)	$79.2	$98.7	$203.3	$300.7
Volume (in kmt)	237.0	256.4	629.1	789.7
Contribution Margin per Metric Ton	$498.6	$527.9	$515.6	$525.6
Gross Profit per Metric Ton	$334.1	$385.0	$323.2	$380.8
(1) Separate line item in Condensed Consolidated Financial Statements.
(2) Includes costs such as raw materials, packaging, utilities and distribution.
(3) Includes costs such as depreciation, amortization and impairment of intangible assets and property, plant and equipment, personnel and other production related costs.

Adjusted EPS	Third Quarter		Nine Months
(In thousands, except per share amounts)	2020	2019	2020	2019

Net income	$8,997	$24,253	$9,250	$67,955
add back long term incentive plan expenses	1,182	2,025	1,242	7,137
add back restructuring expenses, net	—	2,710	—	3,833
add back consulting fees related to Company strategy	—	(674)	—	831
add back EPA-related expenses	1,487	1,549	5,053	2,957
add back extraordinary expense items related COVID-19	822	—	3,548	—
add back other adjustment items	3,222	1,933	5,283	2,922
Reclassification of actuarial losses from AOCI	2,272	—	7,325	—
add back amortization	1,958	1,308	5,646	6,191
add back foreign exchange rate impacts	5,072	373	12,380	1,207
add back amortization of transaction costs	530	512	1,531	1,602
Tax effect on add back items at estimated tax rate	(4,964)	(2,918)	(12,602)	(8,004)
Adjusted Net Income	$20,579	$31,071	$38,655	$86,631

Total add back items	$11,582	$6,818	$29,405	$18,676
Impact add back items per share	$0.19	$0.12	$0.49	$0.32
Earnings per share (basic)	$0.15	$0.40	$0.15	$1.13
Adjusted EPS	$0.34	$0.52	$0.64	$1.45

Consolidated statements of operations of Orion Engineered Carbons S.A.
for the three and nine months ended September 30, 2020 and 2019 (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2020	2019	2020	2019

Net sales	$282,036	$370,195	$820,691	$1,153,925
Cost of sales	202,854	271,481	617,372	853,204
Gross profit	79,182	98,714	203,319	300,721
Selling, general and administrative expenses	43,155	49,636	126,221	157,330
Research and development costs	7,352	4,793	16,757	14,836
Other expenses, net	4,527	3,189	11,529	10,167
Restructuring expenses	—	2,710	—	3,833
Income from operations	24,147	38,386	48,811	114,555
Interest and other financial expense, net	10,769	6,500	28,657	20,509
Reclassification of actuarial losses from AOCI	2,272	—	7,325	—
Income from operations before income tax expense and equity in earnings of affiliated companies	11,106	31,886	12,830	94,046
Income tax expense/(benefit)	2,250	7,767	4,006	26,515
Equity in earnings of affiliated companies, net of tax	141	134	426	424
Net income	$8,997	$24,253	$9,250	$67,955

Weighted-average shares outstanding (in thousands of shares):
Basic	60,487	60,212	60,408	59,907
Diluted	61,259	61,453	61,296	61,231
Earnings/(loss) per share:
Basic	$0.15	$0.40	$0.15	$1.13
Diluted	$0.15	$0.39	$0.15	$1.11

Dividends per share	$—	$0.20	$0.20	$0.60

Consolidated statements of financial position of Orion Engineered Carbons S.A.
as at September 30, 2020 and December 31, 2019 (Unaudited)

(In thousands, except share amounts)				September 30, 2020	December 31, 2019

Current assets
Cash and cash equivalents				$97,536	$63,726
Accounts receivable, net of expected credit losses
of	$7,955	and	$6,632	215,407	212,565
Other current financial assets				3,200	11,347
Inventories, net				125,313	164,799
Income tax receivables				10,061	17,924
Prepaid expenses and other current assets				39,091	37,358
Total current assets				490,606	507,718
Property, plant and equipment, net				577,776	534,054
Operating lease right-of-use assets				82,681	27,532
Goodwill				80,604	77,341
Intangible assets, net				47,056	50,596
Investment in equity method affiliates				5,311	5,232
Deferred income tax assets				60,120	48,720
Other financial assets				706	2,501
Other assets				2,971	3,701
Total non-current assets				857,225	749,676
Total assets				$1,347,831	$1,257,394

Current liabilities
Accounts payable	$105,590	$156,298
Current portion of long term debt and other financial liabilities	123,483	36,410
Current portion of employee benefit plan obligation	947	908
Accrued liabilities	39,620	44,931
Income taxes payable	19,645	14,154
Other current liabilities	39,148	32,509
Total current liabilities	328,433	285,211
Long-term debt, net	640,027	630,261
Employee benefit plan obligation	74,562	71,901
Deferred income tax liabilities	49,686	43,308
Other liabilities	97,953	40,701
Total non-current liabilities	862,228	786,171

Stockholders' equity
Common stock
Authorized: 65,035,579 and 65,035,579 shares with no par value
Issued – 60,992,259 and 60,729,289 shares with no par value
Outstanding – 60,487,117 and 60,224,147 shares	85,323	85,032
Less 505,142 and 505,142 shares of common treasury stock, at cost	(8,515)	(8,515)
Additional paid-in capital	65,311	65,562
Retained earnings	75,501	78,296
Accumulated other comprehensive loss	(60,449)	(34,362)
Total stockholders' equity	157,170	186,013
Total liabilities and stockholders' equity	$1,347,831	$1,257,394

Consolidated Statements of Cash Flows of Orion Engineered Carbons S.A. (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2020	2019	2020	2019

Cash flows from operating activities:
Net income	$8,997	$24,253	$9,250	$67,955
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Depreciation of property, plant and equipment and amortization of intangible assets	23,999	21,991	69,721	71,490
Amortization of debt issuance costs	530	512	1,531	1,602
Share-based incentive compensation	1,182	2,025	1,242	7,137
Deferred tax (benefit)/provision	(4,725)	3,847	(11,224)	1,773
Foreign currency transactions	(2,013)	2,230	(1,782)	2,520
Reclassification of actuarial losses from AOCI	2,272	—	7,325	—
Other operating non-cash items	(790)	862	118	5,154
Changes in operating assets and liabilities, net of effects of businesses acquired:
(Increase)/decrease in trade receivables	(66,152)	21,323	(6,682)	2,150
(Increase)/decrease in inventories	14,375	(2,210)	39,576	4,889
Increase/(decrease) in trade payables	14,080	(13,902)	(31,662)	(7,038)
Increase/(decrease) in provisions	2,633	3,301	(4,899)	(11,525)
Increase/(decrease) in tax liabilities	7,674	6,150	16,298	3,814
Increase/(decrease) in other assets and liabilities that cannot be allocated to investing or financing activities	(324)	(1,844)	3,541	(7,254)
Net cash provided by operating activities	$1,738	$68,538	$92,352	$142,667
Cash flows from investing activities:
Cash paid for the acquisition of intangible assets and property, plant and equipment	$(30,942)	$(34,452)	$(120,343)	$(95,309)
Net cash used in investing activities	$(30,942)	$(34,452)	$(120,343)	$(95,309)
Cash flows from financing activities:
Payments for debt issue costs	$—	$—	$—	$(1,721)
Repayments of long-term debt	(2,055)	(1,987)	(6,077)	(6,034)
Cash inflows related to current financial liabilities	39,690	9,724	191,041	88,411
Cash outflows related to current financial liabilities	(58,500)	(25,169)	(110,859)	(84,501)
Dividends paid to shareholders	—	(12,043)	(12,045)	(35,989)
Taxes paid for shares issued under net settlement feature	—	—	(1,202)	(6,475)
Net cash provided by/(used in) financing activities	$(20,866)	$(29,475)	$60,858	$(46,309)
Increase/(decrease) in cash, cash equivalents and restricted cash	$(50,070)	$4,611	$32,867	$1,049
Cash, cash equivalents and restricted cash at the beginning of the period	146,108	57,696	68,231	61,604
Effect of exchange rate changes on cash	4,357	(1,999)	(703)	(2,345)
Cash, cash equivalents and restricted cash at the end of the period	$100,395	$60,308	$100,395	$60,308
Less restricted cash at the end of the period	2,859	4,356	2,859	4,356
Cash and cash equivalents at the end of the period	$97,536	$55,952	$97,536	$55,952

Cash paid for interest, net	$(5,246)	$(6,527)	$(14,752)	$(15,693)
Cash (paid)/refund for income taxes	$1,068	$1,705	$1,067	$(16,175)
Supplemental disclosure of non-cash activity:
Liabilities for leasing - current	$3,862	$(1,148)	$5,826	$5,778
Liabilities for leasing - non-current	$51,191	$1,113	$57,834	$25,068